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                                  [IRIS LOGO]



CONTACTS:  Dr. F. H. Deindoerfer, CEO
           818-709-1244 or
           Noah Fields, QA&R/ECOM
           212-880-5200                                  FOR IMMEDIATE RELEASE

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                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                           FILES FOR PUBLIC OFFERING


        CHATSWORTH, CA, September 30, 1996 -- International Remote Imaging Systems, Inc. (IRIS) announced today the filing of a registration statement with the Securities and Exchange Commission for a public offering by the Company of 3,000,000 shares of its Common Stock with Jefferies & Company, Inc., Rauscher Pierce Refsnes, Inc. and M. Kane & Company, Inc. as underwriters. The Company and a selling stockholder have granted the underwriters an option to buy up to an additional 450,000 shares to cover over-allotments, if any. On September 27, 1996 the last sale price of the Common Stock as reported on the American Stock Exchange was $7.6875 per share.

        The net proceeds of the offering will be used to reduce outstanding indebtedness incurred to finance the recent acquisition of the PowerGeneTM cytogenetic analyzer business of Perceptive Scientific Instruments, Inc., and to repurchase shares and warrants to purchase shares of the Company's Common Stock, as well as for working capital and general corporate purposes.

        A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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        The preliminary prospectus relating to the offering is expected to be made available through Jefferies & Company, Inc., 650 Fifth Avenue, 4th Floor, New York, NY 10019, (212) 903-2342 (phone), (212) 903-2208 (fax); Rauscher
Pierce Refsnes, Inc., at 2711 North Haskell Avenue, Suite 2400, Dallas, TX 75204, (214) 989-1580 (phone), (214) 989-1592 (fax); or M. Kane & Company,
Inc., at 10877 Wilshire Boulevard, Suite 1102, Los Angeles, California 90024,
(310) 208-1166 (phone), 310-443-9920 (fax).

        IRIS designs, develops, manufactures and markets IVD imaging systems based on its patented and proprietary AIM technology for automating microscopic procedures performed in hospitals and clinical reference laboratories. IRIS's major product line is The Yellow IRIS(R) family of urinalysis workstations. Earlier this year, IRIS obtained FDA clearance for The White IRIS(R) leukocyte differential analyzer, its new instrument for classifying normal and abnormal white blood cells, and also completed the acquisition of the PowerGene(TM) cytogenetic analyzer business of Perceptive Scientific Instruments, Inc. IRIS stock trades on the AMEX under the symbol IRI.



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